Exhibit 10.1

RELEASE AGREEMENT AND ACKNOWLEDGEMENT
THIS RELEASE AND ACKNOWLEDGEMENT (“Agreement”) is entered into between Andrew P. Holman (“you”) and Greatbatch Ltd. (“Company”). In consideration of the mutual promises, benefits and covenants herein contained, you and the Company hereby agree as follows:

Employment Separation
You hereby resign your employment and all employment offices, directorships, and fiduciary positions with the Company and any of its affiliates effective April 8, 2016 (the “Separation Date”).

Benefits
If you execute, do not revoke, and comply at all relevant times with this Agreement, The Company will pay you the following amounts, less applicable withholdings:
(a)    $600,000, to be paid in a two installment payments. The first installment payment will equal $500,000 and will be paid to you as soon as administratively practicable after the Effective Date. The second installment payment will equal $100,000 and will be paid to you on January 20, 2017.
(b)    In consideration of your voluntary relinquishment of any amount of the Pro-Rata Performance Portion of your 2014 Performance-Based Restricted Stock Unit Award under the Greatbatch, Inc. Stock Incentive Plan (the “2014 Pro-Rata Performance Portion”), the Company will pay you a single lump sum payment of $133,333.33 at the same time the 2014 Pro-Rata Performance Portion would otherwise have been paid to you in the absence of your voluntary relinquishment under this Agreement.
(c)    In consideration of your voluntary relinquishment of any amount of the Pro-Rata Performance Portion of your 2015 Performance-Based Restricted Stock Unit Award under the Greatbatch, Inc. Stock Incentive Plan (the “2015 Pro-Rata Performance Portion”), the Company will pay you a single lump sum payment of $66,666.67 at the same time the 2015 Pro-Rata Performance Portion would otherwise have been paid to you in the absence of your voluntary relinquishment under this Agreement.
(d)    All accrued paid time off will be paid in accordance with the Company’s Paid Time Off policy.
Except as otherwise required by applicable law, all other forms of compensation, insurances and other benefits not expressly dealt with in this Agreement shall terminate on the Separation Date, including all unvested equity awards under any of the Company’s stock incentive plans.
Release
In consideration of the promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you hereby release and forever discharge the Company, including all of its current and former agents, parent, related companies, subsidiaries, affiliates, employees, officers, shareholders, directors, attorneys, successors, and assigns from any and all liability, actions, causes of action, demands, damages, and claims of any kind whatsoever, whether known or unknown at this time, arising out of, or in any way connected with, your employment with the Company and the termination of your employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied) or in tort, or arising under any employee benefit plan, or pursuant to statute, including but not limited to any claim under the Tennessee Human Rights Act, the Tennessee Disability Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 1981 of Title 42 of the United States Code, the Family and Medical Leave Act or any other federal, state, or local law, rule, regulation, executive order or public policy, from the beginning of time through the date of this Agreement.
This release also includes claims brought on behalf of any government, federal or state, under any statute that permits an individual to sue on behalf of the government, e.g., False Claims Act, and where the person bringing the claim is eligible to receive compensation or percentage of the award. By signing this release, you forfeit the right to receive any compensation or reward as a whistleblower’s share in any action brought on behalf of the government against any party released under this Agreement.
Nothing in this Agreement shall preclude you from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other government agency, but you hereby release and waive any right to recover monetary damages as a result of such investigation or proceeding to the fullest extent allowed by law.
Return of all Company Property
You confirm that on or before the Separation Date, you have returned all Company property, including keys, credit cards, security access cards, codes, video conferencing and related equipment installed in your home office, cell phones, memoranda, data, records, notes and other information in your possession or under your control in any form; provided, however, you may retain as your personal property your Company-issued iPhone, iPad and laptop computer, provided that the Company shall be entitled to remove all confidential and proprietary information from such devices, to its reasonable satisfaction. You also must convert the service on those devices to a new service plan in your own name.

Confidential and Proprietary Information
You acknowledge and reaffirm the validity of the Inventions, Non-Disclosure and Non-Solicitation Agreement (the “Confidentiality Agreement”) that you previously signed. By signing this Agreement, you acknowledge and agree that you have had access during your employment with the Company to confidential and proprietary information of the Company and its affiliates (“Trade Secrets”), and further acknowledge and agree that the release or disclosure of any of the Trade Secrets will cause irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any Trade Secrets of the Company, its affiliates, or any officers, directors or employees. You also agree that you will not attempt to gain access to such information through restricted means. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your affirmation of the obligations under the Confidentiality Agreement. You further understand and agree that a violation of this provision is a material breach of this Agreement and may be enforceable against the person making disclosure by injunctive relief and by an award of damages.

Confidentiality
In addition to your continuing obligations set forth in the Confidentiality Agreement, you also promise and agree not to disclose the contents and terms of this Agreement except to your immediate family members and your legal and financial advisors, provided they agree to keep the information confidential, or as otherwise required by law. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your agreement to keep the Agreement confidential. You further understand and agree that a violation of this provision is a material breach of this Agreement and may be enforceable against the person making disclosure by injunctive relief and by an award of damages.

Non‑Disparagement
You agree that you will not disparage or defame the Company or its affiliates in any respect or make any negative comments concerning your employment relationship with the Company the termination thereof, or the matters contained in this Agreement.

No Admission
This Agreement shall not in any way be construed as an admission by the Company of any liability or unlawful conduct whatsoever.

Cooperation
You agree to make yourself available at reasonable times and places to fully cooperate and assist the Company: (a) with the transition of your duties and responsibilities; (b) with any examination of the Company or its affiliates conducted by regulatory authorities or administrative agencies having jurisdiction over the Company or its affiliates; (c) with any internal investigations or audits; and (d) in investigating and defending any action, proceeding, claim, or complaint of any kind against the Company or its affiliates. The Company will reimburse you for reasonable out-of-pocket expenses associated with requests for assistance under this provision, including travel, lodging, and meals. Any cooperation and assistance required of you under this paragraph will occur, to the extent practicable, via telephone and in such a manner as will minimize interference with your other work or personal obligations.

Severability
In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

Section 409A
This Agreement will be construed and administered to preserve the exemption from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), of payments that qualify as short-term deferrals pursuant to Treas. Reg. § 1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. § 1.409A-1(b)(9)(iii) to the greatest extent possible. It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as not to subject you to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section) would result in you being subject to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and you. For purposes of Section 409A, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. The Company has recommended that you review the tax consequences of the payments to be made under this Agreement with your personal tax advisor prior to executing this Agreement. You acknowledge that you had the opportunity to review and discuss the tax consequences of the payments to be made under this Agreement with your personal tax advisor prior to execution of this Agreement. You further acknowledge and agree that, except as stated in this Agreement, the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Entire Agreement
This Agreement, together with the agreements specifically incorporated herein, constitute the entire agreement between you and the Company and may not be modified in any way except by written agreement signed by you and an authorized representative of the Company. This Agreement supersedes any and all other written and oral agreements and understandings between the parties; provided that the Change of Control Agreement dated as of June 4, 2013 between you and Greatbatch, Inc. shall continue in effect in accordance with its terms. You are not eligible for any other payment or benefits except for those expressly described in this Agreement.

Acknowledgements
You acknowledge, affirm and agree that:
(a)    You have read the Agreement and understand its legal and binding effect. You are acting voluntarily, knowingly, and willingly, and of your own free will in executing this Agreement;
(b)    The consideration to be provided to you under this Agreement: (i) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (ii) fully and completely settles all claims by you and any attorney you have retained against the Company (including its current and former agents, parents, related companies, subsidiaries, affiliates, employees, officers, directors, shareholders, attorneys, successors, and assigns) for attorneys’ fees, costs, disbursements, and the like; and (iii) is sufficient consideration for your promises under this Agreement;
(c)    You have had the opportunity to seek, and were advised of your opportunity to seek, legal counsel prior to signing this Agreement;
(d)    You have signed this Agreement after your Separation Date and were given at least 21 days to consider signing this Agreement; and you understand that if you sign this Agreement before the end of the 21 calendar day period, it is your voluntary decision to do so, and you waive the remainder of the 21 calendar day period;

(e)    You understand that if you sign this Agreement, you can change your mind and revoke your acceptance of this Agreement within seven (7) calendar days after signing it. Any revocation of your acceptance of this Agreement must be in writing and must be received by Timothy G. McEvoy, Senior Vice President, General Counsel & Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031 no later than close of business on the seventh (7th) calendar day after you sign this Agreement. Provided you have not revoked this Agreement as permitted herein, this Agreement will be effective upon expiration of the 7-day revocation period (the “Effective Date”);

(f)    You have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act;

(g)    You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; and

(h), you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as specifically provided in this Agreement.
(i)    In consideration of the payments described in paragraphs (b) and (c) in the “Benefits” section of this Agreement, you hereby agree to irrevocably waive any and all rights you may have to the 2014 Pro-Rata Performance Portion and the 2015 Pro-Rata Performance Portion under the Greatbatch, Inc. Stock Incentive Plan.

GREATBATCH LTD.
/s/ Andrew P. Holman		By:	/s/ Kristin Trecker
Andrew P. Holman		Title:	Executive Vice President and Chief Human Resources Officer
Date:	April 9, 2016	Date:	April 11, 2016